ARTICLES OF CORRECTION

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

UNI CORE HOLDINGS CORPORATION

The undersigned, James Chia-Hsun Wu, hereby certifies that:

ONE:  He is the duly elected and acting Chief Executive Officer of Uni Core Holdings Corporation, a Wyoming corporation (the “Corporation”).

TWO:  Pursuant to Section 17-16-124 of the Wyoming Business Corporations Act, the Amended and Restated Articles of Incorporation of this Corporation as filed with the Wyoming Secretary of State on 8/29/2012 Amendment ID: 2012-001367037 (the “Amended Articles”) are hereby corrected as follows:

THREE:  The Amended Articles included Article IV(B) concerning a reverse split which was inaccurately included.

FOUR:  The Amended Articles should not have included Article IV(B) concerning a reverse split.

FIVE:  Article IV(B) concerning a reverse split is struck from The Amended Articles.  No such reverse split shall have been effected.  Article IV(B) shall be blank.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Correction of Amended and Restated Articles of Incorporation to be signed by James Chia-Hsun Wu, its duly authorized officer, on this 13th day of September, 2012, and the foregoing facts stated herein are true.

By:

/s/    James Chia-Hsun Wu

James Chia-Hsun Wu,

Chief Executive Officer